UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): August 16, 2012

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.
(Exact name of registrant as specified in its charter)

BERMUDA	0-24796	98-0438382
(State or other jurisdiction of incorporation and organisation)	(Commission File Number)	(IRS Employer Identification No.)

O’Hara House, 3 Bermudiana Road, Hamilton, Bermuda		HM 08
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code: (441) 296-1431

Not applicable
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement

On August 16, 2012, CET 21 spol. s r.o. (“CET 21”), a wholly-owned subsidiary of Central European Media Enterprises Ltd. (the “Company”), repaid all amounts outstanding under the CZK 1.5 billion (approximately US$ 74.0 million) secured revolving credit facility (the “Secured Revolving Credit Facility”) with BNP Paribas, S.A., J.P. Morgan plc, Citigroup Global Markets Limited, ING Bank N.V. and Ceska sporitelna a.s., as mandated lead arrangers and original lenders, BNP Paribas S.A., as agent (the “Agent”), BNP Paribas Trust Corporation UK Limited, as security agent (the “Security Agent”), and the Company, and its wholly-owned subsidiaries Central European Media Enterprises N.V. (“CME NV”), CME Media Enterprises B.V. (“CME BV”), CME Investments B.V. (“CME Investments”), CME Slovak Holdings B.V. (“CME SH”) and MARKIZA-SLOVAKIA spol. s r.o. (“Markiza”) (collectively, the “Guarantors”) and terminated the Secured Revolving Credit Facility.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On August 16, 2012, CET 21 issued and sold EUR 70.0 million (approximately US$ 86.0 million) of its 9.0% Senior Secured Notes due 2017 (the “Additional Notes”) at an issue price of 108.25% for net proceeds of approximately EUR 73.8 million (approximately US$ 90.6 million) and approximately EUR 1.8 million (approximately US$ 2.3 million) of accrued interest from May 1, 2012.

The Additional Notes were issued under an indenture (the “Indenture”) dated as of October 21, 2010 among CET 21, Citibank N.A., London branch, as trustee, principal paying agent and transfer agent (the “Trustee”), Citigroup Global Markets Deutschland AG, as registrar, and the Company and the other Guarantors, as guarantors, pursuant to which on October 21, 2010, CET 21 issued EUR 170.0 million aggregate principal amount of its 9.0% Senior Secured Notes due 2017 (the “Original Notes” and together with the Additional Notes, the “Notes”) (as previously reported on the Company’s Form 8-K filed on October 22, 2010). The Additional Notes and the Original Notes will be treated as a single class for all purposes under the Indenture. Interest on the Notes is payable semi-annually on May 1 and November 1 of each year. The Notes mature on November 1, 2017.

The Notes are secured obligations of CET 21 and have the benefit of the following security:  (i) all of the ownership interests of CET 21; (ii)  all of the shares of CME SH, a wholly owned subsidiary of CET 21; (iii) all of the ownership interests of Media Pro Pictures s.r.o.; (iv) substantially all of the assets of CET 21 (including its immovable assets, its movable assets, its banks accounts, certain insurance policies, certain advertising receivables and its enterprise as a whole); (v) a shareholder loan from CME Investments to CET 21; (vi) a shareholder loan from CME Investments to Markiza; and (vii) future material intercompany loans due to CET 21 and its subsidiaries from the Company and the Company’s subsidiaries that are not also subsidiaries of CET 21.  CET 21 and the Guarantors entered into an intercreditor agreement dated October 21, 2010 with the Trustee, the Security Agent, the Agent and the original lenders under the Secured Revolving Credit Facility (the “CET Group Intercreditor Agreement”) to appoint the Security Agent on behalf of the Trustee and the holders of the Original Notes and to establish the relative rights of the original lenders under the Secured Revolving Credit Facility and the holders of the Original Notes in the security described above (as previously reported on the Company’s Form 8-K filed on October 22, 2010).  From the termination date of the Secured Revolving Credit Facility, neither the original lenders nor the Agent have any right, title or interest in any of the security subject to the CET Group Intercreditor Agreement.  Following the termination of the Secured Revolving Credit Facility, the CET Group Intercreditor Agreement will remain in place with the Security Agent and the Trustee acting on behalf of the  holders of the Notes.

The Notes are also secured by a pledge of shares of CME NV by the Company and the pledge of shares of CME BV by CME NV.  This security is shared pari passu with certain other senior obligations of the Company pursuant to an Amended and Restated Intercreditor Agreement dated February 18, 2011 (as previously reported on the Company’s Form 8-K filed on February 22, 2011).

Under the Indenture, the Company is subject to certain covenants, including covenants that limit its ability to incur additional indebtedness, pay dividends or other distributions, make certain types of investments, create liens, enter into certain transactions with affiliates and restrict the ability of its subsidiaries to pay dividends. CET 21 is also subject to certain covenants, including a covenant that limits its ability to incur additional indebtedness. The Notes are also subject to a mandatory option to repurchase under certain circumstances, including certain types of changes in control and asset dispositions and subject to redemption after certain changes in tax laws relating to the Notes. CET 21 also has rights to redeem the Notes, which may be subject to a premium over the issue price.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, we have duly caused this report to be signed on our behalf by the undersigned thereunto duly authorized.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD.

Date: August 16, 2012	/s/ David Sturgeon
David Sturgeon
Deputy Chief Financial Officer